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	            QUALITY DINING, INC.
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On February 28, 2001, the Company entered into a Purchase and Sale
Agreement with NBO, LLC as described in the attached press release. NBO, LLC will not nominate its own slate of directors or solicit proxies for the Annual Meeting of Shareholders of the Company to be held on March 6, 2001.





FOR IMMEDIATE RELEASE                      Contact:    John C. Firth
                                           Executive Vice President and
                                           General Counsel
                                           (219) 243-6616

                        QUALITY DINING ANNOUNCES
                  AGREEMENTS TO ACQUIRE NBO SHARES AND TO
                  RESOLVE TWO BRUEGGER'S RELATED LAWSUITS

                               NBO Shares
                               ----------

MISHAWAKA, Ind. February 28, 2001 - Quality Dining, Inc. (Nasdaq/NM:QDIN) announced today that it has reached an agreement with NBO, L.L.C. for the purchase by the Company and Daniel B. Fitzpatrick, the Company's President and Chief Executive Officer, of all of NBO's shares of common stock of the Company. NBO currently owns 1,159,014 shares of Company common stock, representing approximately 9.9% of the shares currently outstanding.

In addition, NBO and its principals have entered into a standstill arrangement with the Company which provides that they will not solicit proxies, seek to control or influence the policies of the Company or otherwise engage in activities hostile to the Company and its management.

NBO has agreed to deliver 785,000 shares of Company common stock to the Company in exchange for four Burger King stores currently owned and operated by Quality Dining in the Detroit, Michigan area. In addition, Mr. Fitzpatrick has agreed to purchase 374,014 shares of Company common stock from NBO for approximately $2.1 million.

Consummation of the proposed transactions between QDI, NBO and Mr. Fitzpatrick is subject to the approval of the Company's Board of Directors and to numerous closing conditions, including receiving the approval of the transactions by Burger King Corporation. Burger King Corporation also will have a right of first refusal to purchase the Detroit Burger King restaurants for a limited period of time. Commenting on the agreement, Mr. Fitzpatrick
said "We are pleased to have reached this agreement.   If consummated, we
will be able to focus our resources on our strategy to enhance long term shareholder value without the distraction and expense associated with NBO's actions."


                Resolution of Bruegger's Related Lawsuits
                -----------------------------------------

The Company also announced that it has resolved two lawsuits related to the bagel businesses which it divested in 1997. First, a lawsuit filed by D & K Foods, Inc., a former franchisee of Bruegger's Bagel Bakeries, has been settled. In addition, the Company has resolved all of its existing disputes with Bruegger's Corporation and its affiliates. As part of the settlement with Bruegger's Corporation, the Company has agreed to restructure the $10.0 million junior subordinated note it received from Bruegger's Corporation as part of the divestiture of its bagel-related businesses. The Company has previously reserved for the possible non-payment of this note.

"Both Bruegger's Corporation and Quality Dining may now pursue their respective business plans without the negative impact that would otherwise result from continued litigation with each other," stated Mr. Fitzpatrick. "The settlement should indirectly benefit Quality Dining to the extent it removes an impediment to Bruegger's successfully implementing its plan to refranchise Bruegger's Bagel Bakeries. If successful, such a plan should improve the prospect of Quality Dining realizing payment on the note."


Quality Dining owns the Grady's American Grill, Papa Vino's Italian Kitchen and Spageddie's Italian Kitchen concepts and operates Burger King restaurants and Chili's Grill & Bar restaurants as a franchisee. As of February 28, 2001, the Company operates 34 Grady's American Grill restaurants, 5 Papa Vino's Italian Kitchen restaurants, 3 Spageddies Italian Kitchen restaurants, 71 Burger King restaurants and 31 Chili's Grill & Bar restaurants.


This press release contains certain forward-looking statements, including statements about the Company's development plans, that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the availability and cost of suitable locations for new restaurants; the availability and cost of capital to the Company; the ability of the Company to consummate the agreement for the purchase of NBO's shares; the ability of Bruegger's Corporation to make any payments to the Company pursuant to the junior subordinated note; the ability of the Company to develop and operate its restaurants; the hiring, training and retention of skilled corporate and restaurant management and other restaurant personnel; the integration and assimilation of acquired concepts; the overall success of the Company's franchisors; the ability to obtain the necessary government approvals and third-party consents; and changes in governmental regulations, including increases in the minimum wage.